Exhibit 99

Mediconsult.com Acquires Physicians' Online for
$180 Million

Combined Company Has Largest Community of Doctors and Patients on the Internet

NEW YORK--(BW HealthWire)--Sept. 7, 1999--Mediconsult.com, Inc. (NASDAQ:MCNS - news) today announced that it has agreed to purchase 100% of the shares of privately held Physicians' Online for 20 million common shares of Mediconsult. In total, the transaction value is $180 million, including assumption of debt.

"The acquisition of Physicians' Online by Mediconsult creates the largest community of doctors and patients on-line, with more authenticated physicians than all other health Web sites combined," said Robert Jennings, Chairman and CEO of Mediconsult. "The 80,000 physicians using the Physicians' Online service, combined with Mediconsult's leadership position in patient and caregiver communities, changes the landscape of on-line healthcare.

"Our two companies have already established leadership positions with on-line physicians and patients. Together, are able to address the most important communication link -- the link between the doctor and the patient. With the healthcare industry spending more than $30 billion annually on education, sales and marketing programs for doctors and patients, we believe the combined Company is ideally positioned to reinforce and enhance the doctor-patient relationship to improve health outcomes within the context of a viable business model.

"The combined Company offers a wide range of services, including continuing medical education, tools for the professional office, health risk assessments, improved compliance programs and on-line prescription renewals through the doctor's office, all within a secure and trusted environment."

"Mediconsult and Physicians' Online's management teams share a commitment to integrity and a common philosophy to ensure the independence and quality of information and services," said Dave Richards, CEO of Physicians' Online. "The physician community will benefit from the additional resources of the combined Company and the patients will benefit from an enhanced relationship with their doctor."

It is anticipated the transaction will be accounted for as a pooling of interests and is expected to close by the end of 1999.
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The transaction is subject to customary closing conditions. Shareholders of
Physicians' Online and Mediconsult holding the votes required to approve the merger have agreed to vote in favor of the transaction.

MacFarland Dewey & Co. LLC, and Warburg Dillon Read LLC advised Mediconsult. J.P. Morgan & Co. advised Physicians' Online.

Analysts' Conference Call

A conference call will be held for analysts to discuss the transaction on Wednesday September 8th at 11:00AM EDT. Analysts wishing to participate in the conference call should contact Elizabeth Gutierrez of Mediconsult.com on (212) 841-7309 for details.

Vcall for Investors

Investors will have the opportunity to listen to the conference call over the Internet through Vcall, a service of the Investor Broadcast Network, at http://www.vcall.com. To listen to the live call, please go to the Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and a transcript will be available 24 to 48 hours later at http://www.vcall.com.

About Physicians' Online

Physicians' Online, Inc. is a privately held company based in Tarrytown, New York. The Company operates the leading medical information and communication network for physicians, the Physicians' Online Network. Since its inception, Physicians' Online has rapidly gained the membership of more than one-quarter of the U.S. practicing physicians. Physicians' Online provides a secure, physicians-only environment featuring access to MEDLINE and other medical databases, clinical symposia with peers and national experts, CME credits, daily medical news, recruiting services, private e-mail accounts and Internet access, among many other services. Through its award-winning service, Physicians' Online connects its members - the largest online community of authenticated physicians
- with colleagues, professional associations, pharmaceutical manufacturers and others. Additional information about Physicians' Online can be found at http://www.pol.net.

About Mediconsult.com

Mediconsult.com is a leading provider of patient-oriented healthcare information and services on the World Wide Web. Founded in 1996 with its flagship Web site, www.mediconsult.com, the Company's growing network of sites educate and empower consumers to manage their health by providing the most in-depth medical information and breadth of support available on the Web. Mediconsult.com prepares patients to
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speak effectively with their healthcare provider by providing the same reliable and independent information that medical professionals read. This focus on patient-empowerment has resulted in a large and loyal following of Web site visitors and a leadership position in the industry as an award-winning, highly-regarded health and medical Web site.

Mediconsult.com's network of sites and communities include: CyberDiet (www.cyberdiet.com), the leading diet and nutrition site; Heart Information Network (www.heartinfo.com), the leading heart health information site; PharmInfoNet (www.pharminfo.com), an online drug information resource; and INCIID (www.inciid.org), the leading Web resource on infertility.

Certain statements in this release, such as management's view of future revenues and expenses, may be forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Potential risks and uncertainties include such factors as acceptance of the Company's products and services, competition and other risks described in the Company's filings with the Securities and Exchange Commission.

Contact:

      Mediconsult.com, Inc.
      John Jennings, CFA, MBA, Director, Investor Relations
      1-888-316-1133
      jjennings@mediconsult.com
      or
      Media Contact
      Kekst & Company
      Caroline Gentile, (212) 521-4883
      caroline-gentile@kekst.com
      or
      Lissa Perlman, (212) 521-4830
      lissa-perlman@kekst.com